Exhibit 16.1

24 February 2011

U.S. Securities and Exchange Commission

100 F Street NE

Washington D.C. 20549

Re:

Fresh Harvest Products, Inc.

Commission File No. 000-51390

Dear Sir/Madam:

We have read the statements set forth by Fresh Harvest Products, Inc.  (“the “Company”) in Item 4.01(a) regarding the resignation of Conner & Associates, PC effective on 18 February 2011, as the Company’s independent registered public accounting firm. These statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC

NEWTOWN, PENNSYLVANIA

24 February 2011